Fursa Alternative Strategies LLC
                                 200 Park Avenue
                                   54th Floor
                               New York, NY 10166


                                 January 9, 2007

Via Telecopier and Overnight Courier

The Board of Directors
Integral Systems, Inc.
5000 Philadelphia Way, Suite A
Lanham, MD   20706-4417

Attention: Elaine M. Brown, Secretary

RE: DEMAND FOR INSPECTION OF CORPORATE BOOKS OF ACCOUNT AND STOCK LEDGER

Dear Ms. Brown:

     We forward with this letter a demand to inspect the corporate books of account and stock ledger of Integral Systems, Inc. so that we may communicate with our fellow stockholders regarding issues of mutual interest and concern, including issues regarding corporate governance, which we have been discussing with the Company's Board and management for several months.

                                          Very truly yours,

                                          FURSA ALTERNATIVE STRATEGIES LLC



                                           By:     /s/ William F. Harley, III
                                               --------------------------------
                                               Name:     William F. Harley, III
                                               Title:   Chief Investment Officer

      DEMAND FOR INSPECTION OF CORPORATE BOOKS OF ACCOUNT AND STOCK LEDGER


The undersigned, Fursa Alternative Strategies LLC (formerly known as Mellon HBV Alternative Strategies LLC) (referred to herein as "Fursa"), beneficially owns, on behalf of affiliated investment funds and separately managed accounts over which it exercises discretionary authority, 1,330,000 shares of the common stock of Integral Systems, Inc. (the "Company") and has owned at least 5% of the common stock of the Company for a period exceeding six months. Attached hereto are confirmatory materials of Goldman Sachs indicating that it is the holder of such shares in street name.

The  undersigned  hereby demands  pursuant to Maryland  General  Corporation Law
Section 2-513 the opportunity to inspect:

     (a) A complete record or list of the holders of the Company's outstanding Shares, certified by the Company or its transfer agent and registrar, showing the names and addresses of each holder of the Company's Shares and the number of Shares registered in the name of each such holder, as of the most recent date available at the time of inspection (the "Request Date").

     (b) A magnetic computer tape or diskette list or other electronic file of the holders of the Company's outstanding Shares as of each Request Date showing the names, addresses and number of Shares held by each such holder, together with such computer processing data and instructions as are necessary for Fursa to make use of such magnetic computer tape or diskette or electronic file, and a separate printout of such magnetic computer tape or diskette or electronic file for verification purposes, if different from the list in (a).

     (c) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of Shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. and other similar nominees, including respondent bank listings and, to the extent available, Cede & Co. depository listings as of each Request Date.

     (d) A list or lists containing the name, address and number of Shares attributable to any participant in any Company employee stock ownership plan, stock ownership dividend reinvestment plan, or comparable plan of the Company in which voting decisions or decisions concerning tenders of Shares with respect to the Shares held by such plan are made, directly or indirectly, individually or collectively, by the participants in the plan, and a magnetic tape or diskette or other electronic file for such list with the same information as in (b) above.

     (e) All information in or which comes into the Company's possession, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Shares, including an alphabetical breakdown of any holdings in the respective names of Cede & Co., and other similar nominees for the accounts of customers or otherwise.

     (f) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners (each, a "NOBO") of Shares and a NOBO list and tape or diskette or other electronic file in descending order balance.

     (g) To the extent not already referred to above, any computer tape, diskette or other electronic medium suitable for use by computer or word processor which contains any or all of the information encompassed in this letter, together with any program, software, manual or other instructions necessary for the practical use of such information.

     Fursa further requests that modifications, additions or deletions to any and all of the material referred to in paragraphs (a) through (g) above be furnished to Fursa on a weekly basis until the date of the Annual Meeting.

     Fursa will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production of the above information.

     The purpose of this demand is to enable Fursa to communicate with its fellow Company stockholders on matters relating to their mutual interests as stockholders, including, but not limited to, communicating with the stockholders regarding various proposals to increase stockholder value.

     Fursa hereby designates and authorizes D.F. King & Co., Inc. and their respective partners, officers and employees, and any other persons to be designated by Fursa, acting together, singly or in combination, to conduct, as its agents, the inspection and copying herein demanded.

     Please advise Edward McCarthy or Richard Grubaugh, 48 Wall Street, New York NY 10005, (212) 269-5550 no later than January 12, 2007 when and where the items demanded above will be made available to Fursa and its designated agents.

     The undersigned also states that he has never sold nor offered for sale any list of stockholders of any corporation, nor assisted any person in obtaining such a list or record for such purposes.


Signature of Stockholder


FURSA ALTERNATIVE STRATEGIES LLC

By:   /s/ William F. Harley, III

    Name: William F. Harley, III
    Title: Chief Investment Officer